Exhibit (h)(viii)

AMENDMENT TO

TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment dated as of January 1, 2014 (this “Amendment”) is to the Transfer Agency and Services Agreement dated November 14, 2009 (the “Agreement”), between WesMark Funds (the “Trust”), an open-end, management investment company organized as a business trust under the laws of the State of Massachusetts, and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.     Effective as of the date of this Amendment, the attached EXHIBIT 1 TO APPENDIX B (SERVICES) is added to the end of APPENDIX B (SERVICES) of the Agreement and incorporated by reference herein.

2.     Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WESMARK FUNDS

By:	/s/ David B. Ellwood
Name: David B. Ellwood
Title: President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: President

EXHIBIT 1 TO APPENDIX B

SERVICE LEVELS/PERFORMANCE STANDARDS

Investor Services:

A minimum of forty (40) calls per month required to qualify for “Investor Services” standards (as set forth below).

The following Investor Services standards will be met on a monthly basis:

•	Average Speed of Answer will be 20 seconds or less
•	Average Service Level will be >80%
•	Abandonment rate will be less than 5%. The abandonment rate will be calculated as follows: calls abandoned after 20 seconds/calls offered during month.

Processing:

The following Processing standards will be met on a monthly basis.

•	At least 98% of all new accounts, in good order, will be established on the TA system on the date of receipt (if paperwork is received prior to market close).
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New account set ups will be quality reviewed within three (3) business days and maintain 98% accuracy. New account set ups will be tracked based on two separate account categories: (i) retirement; and (ii) non-retirement accounts.

•	At least 98% of all direct shareholder transactions, in good order, will be placed on the TA system the day they are received (if paperwork is received prior to market close).
•	At least 98% of all direct account maintenance requests, received in good order, will be processed accurately within one (1) business day.

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All outgoing shareholder correspondence (eg ‘not in good order’ letters) will be processed within 3 business days. The items will be quality reviewed and mailed within five (5) business days and maintain 98% accuracy.

Print/Mail:

The following Print/Mail standards will be met:

•	At least 95% of all daily transaction confirmations will be mailed/e-mailed to shareholders within three (3) business days after trade date.
•	At least 95% of all redemption checks will be mailed to shareholders by the business day after trade date (T+1). .

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At least 98% of monthly and quarterly statements will be mailed/e-mailed to shareholders within five (5) business days after month/quarter end; 100% by seven (7) business days after month/quarter end. The Trust acknowledges that ALPS will not be held responsible for missing deadlines for Trust delays in messaging or inserts.

•	All tax documents, including 1099s (B/Div/R) and 5498s, will be mailed by their reporting deadline.

Penalties:

The penalty for missing a standard in a second month during any rolling twelve month period is a 5% (maximum $1,000) reduction in the TA base fee payable to ALPS for that month.

The penalty for missing a standard in a third month during any rolling twelve (12) month period is a 10% (maximum $5,000) reduction in the TA base fee payable to ALPS for that month.

The penalty for missing a standard in a fourth month during any rolling twelve (12) month period is a 25% (no maximum) reduction in the TA base fee payable to ALPS for that month. In addition, the Trust will have the right to terminate it’s the Agreement with ALPS on thirty (30) days’ notice if ALPS has missed a standard for four (4) months during any rolling twelve (12) month period.

Note: All service levels/performance standards must be met as outlined above unless an exception is approved in writing from a Trust officer.

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